Exhibit 99.1

Pericom Semiconductor Announces Resignation of CFO

          SAN JOSE, Calif., Nov. 1 /PRNewswire-FirstCall/ -- Pericom Semiconductor  Corporation (Nasdaq: PSEM) today announced that Michael D. Craighead, Chief  Financial Officer, has resigned his position.  The Company is in the process  of identifying a new CFO, and expects to announce a replacement soon.  Mr. Craighead has agreed to remain with the Company in his current capacity  through January 31, 2006 to facilitate a smooth transition.

          Alex Hui, President and Chief Executive Officer of Pericom said, “Mike has  been a great contributor to Pericom since he joined the company in July 1999,  and assumed the role of CFO in October 2000.  We regret Mike’s decision to  leave, but appreciate his willingness to stay on through January 31 to work  with his replacement, and we wish him the very best in the future”.

          Mr. Craighead said, “This was a very difficult decision as I believe the  Company is positioned well for the future, however after six plus years I am  simply ready to move on and embrace some new challenges.”

          Pericom Semiconductor Corporation offers customers worldwide the  industry’s most complete silicon and quartz based solutions for the Computing,  Communications, and Consumer market segments. Our broad portfolio of leading-  edge analog, digital, and mixed-signal integrated circuits and SaRonix  frequency control products are essential in the timing, transferring, routing,  and translating of high-speed signals as required by today’s ever-increasing  speed and bandwidth demanding applications. Company headquarters are in San  Jose, California, with design centers and sales offices located globally.  http://www.pericom.com

          This press release contains forward-looking statements as defined under  The Securities Litigation Reform Act of 1995.  Forward-looking statements in  this release include statements that Mr. Craighead will remain with the  Company through January 31, 2006, that a replacement will be announced soon,  and that there will be a smooth transition. Actual results could differ materially should there be difficulty in finding a replacement. All forward-looking statements  included in this document are made as of the date hereof, based on information  available to the company as of the date hereof, and Pericom assumes no  obligation to update any forward-looking statements.  Parties receiving this  release are encouraged to review our annual report on Form 10-K/A for the year  ended July 2, 2005 and, in particular, the risk factors sections of that  filing.

SOURCE  Pericom Semiconductor Corporation
          -0-                                                  11/01/2005
          /CONTACT:  Mike Craighead, VP/Chief Financial Officer of Pericom  Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
          /Web site:  http://www.pericom.com /
          (PSEM)